AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2009
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LAMAR ADVERTISING COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	72-1449411 (I.R.S. Employer Identification No.)

5551 Corporate Boulevard, Baton Rouge, LA (Address of Principal Executive Offices)	70808 (Zip Code)
2009 Employee Stock Purchase Plan
(Full title of the plan)

Kevin P. Reilly, Jr.
President and Chief Executive Officer
Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(Name and address of agent for service)
(225) 926-1000
(Telephone number, including area code, of agent for service)

Copy to:
Stacie S. Aarestad, Esq.
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7613
(617) 239-0100

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (1)	share (2)	price(3)	registration fee
Class A Common Stock, $.001 par value per share	588,154 shares	$18.475	$10,866,145.15	$606.34

(1)	Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of our Class A Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by our Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional Class A Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low asked prices of the registrant’s common stock on July 27, 2009 as reported on The Nasdaq National Market.

(3)	This Registration Statement registers (i) 500,000 shares issuable under our 2009 Employee Stock Purchase Plan (the “2009 Plan”), and (ii) the 88,154 shares that were previously registered but no longer remain available for purchase under the 2000 Employee Stock Purchase Plan due to its termination on June 30, 2009 that have been added to the aggregate number of shares of our Class A Common Stock that may be purchased under the 2009 Plan . We have previously registered 924,032 shares issuable under our 2000 Employee Stock Purchase Plan, the predecessor of the 2009 Plan (Registration Statement Nos. 333-130267, 333-116007 and 333-34840).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of documents by reference.
The following documents previously filed with the Securities and Exchange Commission are incorporated by reference herein and shall be deemed as part hereof:
(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2008;

(b)	The Registrant’s current reports on Form 8-K filed with the Securities Exchange Commission on March 6, 2009, March 19, 2009, March 20, 2009, March 27, 2009, April 8, 2009, May 29, 2009, July 28, 2009 and the Registrant’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2009; and

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on June 7, 1996, as amended by Forms 8-A/A filed on July 31, 1996 and July 27, 1999, including any further amendment or report filed hereafter for the purpose of updating such description.
All documents filed after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 and prior to the filing of a post-effective amendment that indicates that all shares of Class A common stock offered hereunder have been sold or that deregisters all shares of Class A common stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Officers and Directors.
Section 145 of the Delaware General Corporation Law grants the Company the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any such action, suit or proceeding if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company except to the extent approved by a court.
The Company’s By-Laws provide that any person who is made a party to any action, suit or proceeding because such person is or was or has agreed to become a director or officer of the Company will be indemnified and held harmless against all claims, liabilities and expenses, including those expenses incurred in defending a claim and amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication with the approval of the Board of Directors, if such person has not acted, or in the judgment or the shareholders or directors of the Company has not acted, with willful or intentional misconduct. The indemnification provided for in the Company’s By-Laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.
The Company’s Certificate of Incorporation provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits
See Exhibit Index immediately following signature pages.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section

15(d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final jurisdiction of such issue

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baton Rouge, State of Louisiana, on July 31, 2009.

LAMAR ADVERTISING COMPANY
By:	/s/ Kevin P. Reilly, Jr.
Kevin P. Reilly, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of Lamar Advertising Company, hereby severally constitute and appoint Kevin P. Reilly, Jr. and Keith A. Istre, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Lamar Advertising Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Kevin P. Reilly, Jr. Kevin P. Reilly, Jr.	President, Chief Executive Officer (Principal Executive Officer), and Director	July 31, 2009

/s/ Keith A. Istre Keith A. Istre	Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2009

/s/ John Maxwell Hamilton John Maxwell Hamilton	Director	July 31, 2009

/s/ John E. Koerner, III John E. Koerner, III	Director	July 31, 2009

/s/ Edward H. McDermott Edward H. McDermott	Director	July 31, 2009

/s/ Stephen P. Mumblow Stephen P. Mumblow	Director	July 31, 2009

Signature	Title	Date

/s/ Anna Reilly Anna Reilly	Director	July 31, 2009

/s/ Wendell Reilly Wendell Reilly	Director	July 31, 2009

/s/ Thomas Reifenheiser Thomas Reifenheiser	Director	July 31, 2009

EXHIBIT INDEX

Exhibit
Number	Exhibit

4.1	Restated Certificate of Incorporation of Lamar Advertising Company (the “Company”). Previously filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K (File No. 0-30242) filed on February 22, 2006 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Company. Previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 0-30242) filed on August 27, 2007 and incorporated herein by reference.

4.3	Specimen certificate for the shares of Class A common stock of the Company. Previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-5479), and incorporated herein by reference.

5.1	Opinion of Edwards Angell Palmer & Dodge LLP as to the legality of the securities registered hereunder. Filed herewith.

23.1	Consent of KPMG LLP, an independent registered public accounting firm. Filed herewith.

23.2	Consent of Edwards Angell Palmer & Dodge LLP. Included in its opinion filed as Exhibit 5.1.

24.1	Power of Attorney (included in the signature page hereto).

99.1	2009 Employee Stock Purchase Plan. Previously filed as Appendix B to the Company’s Definitive Proxy Statement, filed on April 24, 2009 and incorporated herein by reference.